Exhibit 99.1

FOR IMMEDIATE RELEASE

CRISP Momentum Inc. Names Adrian Cheng Chairman of the Board to Lead Its Global Growth Journey

New York, NY– October 9, 2025 – Crisp Momentum Inc. (OTCID: CRSF), an emerging leader in short form content, today announced the appointment of Adrian Cheng as Chairman of its Board of Directors. The move underscores the company’s ambition to scale globally and shape the future of digital entertainment on mobile devices.

Adrian Cheng is a seasoned global executive with deep experience in the creative industry, having pioneered brands that seamlessly integrate culture, art, and commerce in Asia and beyond. He is known for building innovative digital ecosystems and forging cross-border partnerships that capture emerging audience trends.

As Chairman, Adrian Cheng will guide the company’s international growth strategy, help shape its global brand positioning, and support the leadership team in pursuing cross-border partnerships and opportunities.

Adrian Cheng, through Almad Group, which is 100% owned by Mr. Cheng, has acquired approximately 24% of Crisp Momentum Inc.. This step reflects his confidence in the company’s future and aligns his leadership role with the long-term success of shareholders.

Mobile video is the world’s most powerful storytelling medium, and Crisp Momentum Inc. is building a platform that connects creators and audiences globally. With Adrian Cheng’s vision and investment, Crisp Momentum Inc. is ready to scale the brand and bring mobile-first entertainment to millions more people around the world.

Adrian Cheng: “Short-form content is transforming how we engage with culture, news, and entertainment. Crisp Momentum Inc. has the creativity, technology, and momentum to become a global leader. I am proud to invest in its future and to help guide its journey to international success.”

The appointment reflects Crisp Momentum Inc.’s commitment to innovation, global growth, and building a brand that inspires creators and entertains audiences everywhere.

About Crisp Momentum Inc.

Crisp Momentum Inc. (“Crisp”) is a US-based IP monetization company, focused on short form content production and distribution, inspired by the Duanju genre, which originated in China as a mobile-first entertainment format, and refers to movies delivered in short bursts to mobile phones. Crisp aims to capture a large market share of the short form audience, building sustainable revenue streams, by developing IP and leveraging connections with IP owners, celebrities and brands. The Company is listed on the OTCID. For more information see https://crisp-momentum.com.

Media Contact:

Renger van den Heuvel

CEO

renger@crisp-momentum.com